Exhibit 5.1

ArentFox Schiff LLP 1717 K Street, NW Washington, DC 20006

202.857.6000 202.857.6395	MAIN FAX

afslaw.com

November 26, 2025

Autonomix Medical, Inc.

21 Waterway Avenue, Suite 300

The Woodlands, Texas 77380

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Autonomix Medical, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 (the “Registration Statement”), filed by the Company on November 25, 2025, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale by the Selling Stockholder named in the Registration Statement (the “Selling Stockholder”) of up to 13,504,998 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), consisting of 9,003,332 shares of Common Stock issuable upon the exercise of certain outstanding warrants (the “Common Warrants”) and 4,501,666 shares of Common Stock issuable upon the exercise of certain outstanding pre-funded warrants (the “Pre-Funded Warrants,” together with the Common Warrants, the “Warrants”) issued by the Company to the Selling Stockholder (the “Warrant Shares”).

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Warrants, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.

The Warrant Shares initially issuable upon exercise of the Warrants when issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of Delaware (which includes those statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

Autonomix Medical, Inc. November 26, 2025 Page 2

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ ArentFox Schiff LLP

ARENTFOX SCHIFF LLP